UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 30, 2014

Commission File Number:  00132383

BlueLinx Holdings Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
77-0627356
(IRS Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia 30339
(Address of principal executive offices)

7709537000
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2014, BlueLinx Holdings Inc. (the "Company") entered into a Release Agreement (the "Release") with Mr. H. Douglas Goforth. The Company previously announced that effective May 18, 2014, Mr. Goforth would no longer serve as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company.

The Release provides that Mr. Goforth will receive severance in an amount equal to $701,250, which amount represents one time Mr. Goforth's annual Base Salary ($425,000) plus a one time cash bonus equal to Mr. Goforth's Target Bonus for the 2013 fiscal year ($276,250), payable in twelve equal monthly installments commencing on the earlier to occur of (i) the first business day of the seventh month after the date of termination or (ii) Mr. Goforth's death. In addition, Mr. Goforth's unvested restricted stock and performance shares will vest in full under the terms of the Release. Mr. Goforth, his spouse and eligible dependents will be eligible to participate in the Company's medical and dental plan coverage under COBRA for a period of one year after the Termination Date on the same basis and at the same cost to him as available to similarly-situated active employees. Mr. Goforth also is entitled to receive up to $25,000 in aggregate outplacement services to be used within one year of the Termination Date.

The Release also contains confidentiality provisions for a period of five years following the Termination Date, as well as non-competition and non-solicitation covenants for a period of one year following the Termination Date.

The foregoing Description is qualified in its entirety by reference to the Release, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Release Agreement by and between the Company and H. Douglas Goforth, dated May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlueLinx Holdings Inc.

Date:   June 5, 2014
By:	/s/ Sara E. Epstein

Name: Sara E. Epstein
Title: Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Release Agreement by and between the Company and H. Douglas Goforth, dated May 30, 2014